PRODUCT DISTRIBUTION AGREEMENT

      This Product Distribution Agreement (the "Agreement") is made by and between Wasatch Education Systems ("Wasatch"), a Utah corporation, and The Roach Organization, Inc., d.b.a. TRO Learning, Inc. ("TRO"), a Delaware corporation, effective as of September 30, 1995 (the "Effective Date").

                                    RECITALS

      A. Wasatch has rights to those certain software products more fully described on Exhibit A hereto.

      B. TRO desires to have certain exclusive rights to market and distribute such products bundled with TRO's PLATO(R) products.

      C. Wasatch desires to grant TRO such rights pursuant to the terms and conditions of this Agreement.

      NOW, THEREFORE, in consideration of the promises, conditions and covenants set forth below, Wasatch and TRO hereby agree as follows:

      1.    DEFINITIONS.

            1.1 "Bundled Products" means TRO's PLATO(R) Learning System product bundled with any or all of the Wasatch Products.

            1.2 "Education Market" means the middle school, high school, alternative education, and adult education markets (including community colleges and workplaces as well as other specialized post-secondary markets).

            1.3 "End User" means a direct or indirect customer of TRO who is authorized by an End User Agreement to use a TRO Product solely for the End User's internal business purposes.

            1.4 "End User Agreement" means an end user license agreement meeting the requirements of Section 4.1 below.

            1.5 "Intellectual Property Rights" means patent rights, copyright rights (including, but not limited to, rights in audiovisual works and moral rights), trade secret rights, and any other intellectual property rights recognized by the law of each applicable jurisdiction.

            1.6  "Wasatch  Affiliate"  means  any  entity  who owns or  controls
Wasatch (e.g., a parent company), or which is owned or controlled by Wasatch (e.g., a subsidiary) or by an entity who owns or controls Wasatch (e.g., a "sister" company). For purposes of this definition, "control" means ownership of at least fifty percent (50%) of the voting interest of an entity.

            1.7 "Wasatch Products" means the Wasatch Windows products listed on Exhibit A, including but not limited to any modifications or additions thereto provided to TRO by Wasatch, together with all accompanying documentation.

      2.    LICENSES.

            2.1   Use.   Wasatch   hereby   grants   to  TRO  a   non-exclusive,
non-transferable license to use the Wasatch Products for internal purposes only during the term of this Agreement.

            2.2 Reproduction. Subject to Section 10.1(b) below, Wasatch hereby grants to TRO a non-exclusive, non-transferable license to reproduce the Wasatch Products, in object code format only, as well as accompanying documentation, solely for the purpose of creating the Bundled Products.

            2.3 Distribution. Wasatch hereby grants to TRO a non-exclusive, worldwide, non-transferable license during the term of this Agreement to market, distribute and sublicense the Bundled Products, together with accompanying documentation, to End Users in the Education Market.

            2.4 Bundling. TRO is not authorized to market, distribute or sublicense the Wasatch Products apart from the Bundled Products.

      3.    LICENSE RESTRICTIONS.

            3.1  Reverse-Engineering.   TRO  will  not  disassemble,  decompile,
reverse-engineer or translate the Wasatch Products, or otherwise attempt to derive the source code of the Wasatch Products.

            3.2 Copying. Except as expressly authorized in Section 2.2 above, TRO will not copy or otherwise reproduce the Wasatch Products, in whole or in part, except for making a back-up or archival copy.

            3.3 Modification. TRO will not modify the Wasatch Products in any manner without Wasatch's prior written consent. Wasatch will consider TRO's recommendations for modifications or extensions to the Wasatch Products; provided, however, that if such modifications and/or extensions are implemented, Wasatch shall own all right, title, and interest thereto, including without limitation all Intellectual Property Rights therein, and TRO shall not be entitled to compensation therefor.

            3.4 Sale of Services. TRO will not use the Wasatch Products in any manner to provide service bureau, time-sharing, or other computer services to third parties.

            3.5 Limited Rights. TRO's rights in the Wasatch Products are limited to those expressly granted in this Agreement, and otherwise Wasatch expressly reserves all right, title and interest in and to the Wasatch Products.

            3.6   Distribution by Wasatch.

                  (a) Wasatch will not grant a license nor authorize any third party to grant a sublicense with respect to distribution of the Wasatch Products during the term of the Agreement to the following organizations: Computer Curriculum Corporation, New Century, INVEST, Jostens, Centec, Mergent, Glencoe, Skills Bank, IBM, Ideal Learning, or any other organization which publishes a comprehensive adult software curriculum as of the Effective Date (the "Competitor Companies"). Furthermore, Wasatch shall not participate in any joint marketing efforts using the Wasatch Products with any of the Competitor Companies through any established dealer networks that such Competitor Companies may have.

                  (b) Notwithstanding Section 3.6(a), nothing in this Agreement shall prevent Wasatch, any current or future Wasatch Affiliate, or its or their marketing representatives and independent dealers from marketing or distributing the Wasatch Products without restriction.

      4.    END USER AGREEMENTS.

            4.1 End User Agreement. TRO may not distribute any Wasatch Products to any End User unless such End User is subject to a written end user software license agreement (an "End User Agreement") with TRO that is no less restrictive than the form of the end-user agreement attached hereto as Exhibit C. TRO will promptly provide Wasatch with reasonable access to such End User Agreements upon Wasatch's request.

            4.2 Enforcement. TRO shall make reasonable efforts to enforce the End User Agreements with its End Users.

      5.    DELIVERY.

            5.1 Master Copies. Wasatch will deliver to TRO a master copy of the Wasatch Products and copies of the related documentation when requested by TRO. All shipping or other transportation charges for delivery of the Wasatch Products to TRO, including insurance and special packaging, shall be paid by TRO.

            5.2 Windows 95. Wasatch will make reasonable efforts to deliver to TRO versions of the Wasatch Products which are fully compatible with Microsoft Windows 95 and Novell NetWare 4.1 by March 31, 1996.

      6.    PAYMENTS.

            6.1 License Fee. The license fee for the Wasatch Products is set forth on Exhibit B (the "License Fee").

            6.2 Royalties. TRO shall pay royalties (the "Royalties") to Wasatch as described in Exhibit B. Royalty payments shall be submitted with the quarterly reports described in Section 7.2.

            6.3 Late Payments. Payments made under this Agreement after their due date will incur interest at a rate equal to 1.0% per month or the highest rate permitted by applicable law, whichever is lower.

            6.4 Taxes. All amounts payable under this Agreement are exclusive of all sales, use, value-added, withholding, and other taxes and duties.

            6.5 Acceleration on Termination. Upon any termination of this Agreement, any unpaid balance of the License Fee shall become immediately due and payable.

            6.6 Costs and Expenses. Unless otherwise mutually agreed by the parties in writing, each party shall bear its own costs and expenses incurred in the performance of this Agreement. In particular, TRO shall bear all costs and expenses associated with support service, marketing, packaging and distribution of the Bundled Products.

      7.    RECORDS AND REPORTS.

            7.1 TRO's Records. TRO will maintain accurate and complete records and books of account during the term of this Agreement and for two (2) years thereafter regarding the number of copies of the Wasatch Products distributed by TRO and compliance with the terms and conditions of this Agreement.

                  7.2 Reports. On or before the twentieth (20th) day immediately following each of Wasatch's fiscal quarters, ending March 31, June 30, September 30, and December 31, TRO shall provide Wasatch with a report detailing all sales of the Bundled Products made during the prior quarter. The report shall include:

                  (i) Total retail price for all Bundled Products shipped during the quarter by TRO;

                  (ii) Names and the city and state of residence for all End
                       Users of the Bundled Products;

                  (iii) Total units shipped to End Users for each of the Wasatch
                        Products;

                  (iv) Royalty calculation, if applicable; and

                  (v)  A check for Royalties due, if any.

            7.3 Audit. An independent certified public accountant selected by Wasatch may, upon reasonable notice and during normal business hours, inspect the books and records of TRO upon which its reports are based. If upon performing such audit, it is determined that TRO has underpaid Wasatch by an amount greater than seven and one-half percent (7.5%) of the payments due Wasatch in the period being audited, TRO will bear all reasonable costs and expenses of such audit in addition to its obligation to make full payment under
Section 6 including, without limitation, any interest due under Section 6.3.

      8.    TECHNICAL SUPPORT.

            8.1 By TRO. TRO will be solely responsible for providing support to its End Users for the Bundled Products.

            8.2 By Wasatch. During the term of this Agreement, Wasatch shall provide TRO with (i) the most current versions of the Products, (ii) corrections and updates as they become available, and (iii) reasonable technical support. Wasatch agrees to maintain compatibility with successor versions of Microsoft Windows 95 within a reasonable period of time following release of such versions. Except as otherwise provided in this Agreement or in a separate written agreement, Wasatch shall have no responsibility whatsoever for providing support to TRO's End Users.

      9.    CONFIDENTIALITY.

     9.1 Confidential Information. "Confidential Information" means: (i) the source code of the Wasatch Products; (ii) the business or technical information of either party, including but not limited to any information relating to product plans, designs, costs, product prices and names, finances, marketing plans, business opportunities, personnel, research, development, ideas, algorithms, verification techniques or know-how; (iii) any information designated by the disclosing party as "confidential" or "proprietary" and, if orally disclosed, reduced to writing by the disclosing party within thirty (30) days of such disclosure or, which under the circumstances, would be reasonably considered to be confidential; and (iv) the terms and conditions of this Agreement.

            9.2  Exclusions of  Confidential  Information.  Notwithstanding  the
foregoing, "Confidential Information" will not include information that: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the receiving party; (ii) is known to the receiving party at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party's further use or disclosure; or (iii) is independently developed by the receiving party without use of the disclosing party's Confidential Information.

            9.3 Use and Disclosure Restrictions. During the term of this Agreement and thereafter, neither party will use the other party's Confidential Information except as permitted herein or disclose such Confidential Information to any third party except to employees or contractors as is reasonably required in connection with the exercise of its rights and obligations under this Agreement (and only subject to binding use and disclosure restrictions at least as protective as those set forth herein executed in writing by such employees or contractors). However, the receiving party may disclose the other party's Confidential Information: (i) pursuant to the order or requirements of a court, administrative agency or other governmental body, provided that the receiving party give reasonable notice to the disclosing party to contest such order or requirement; and (ii) on a confidential basis to legal or financial advisors.

            9.4 Injunctive Relief. Each party acknowledges that the Confidential Information of the other party contains trade secrets of such other party, the disclosure of which would cause irreparable harm to such other party for which monetary damages would be inadequate. Accordingly, each party agrees and acknowledges that the other party will be entitled to seek preliminary and permanent injunctive relief and other equitable relief, in addition to any other available remedies, for any breach of this Section 9.

      10.   PROPRIETARY RIGHTS.

            10.1  Wasatch's Ownership.

                  (a) The Wasatch Products are and shall remain the sole and exclusive property of Wasatch and its suppliers, if any, whether the Wasatch Products are separate or bundled into a TRO Product. Wasatch's rights under this subsection will include, but not be limited to: (i) all copies of the Wasatch Products, in whole or in part; (ii) all Intellectual Property Rights in the Wasatch Products; and (iii) all modifications to, and derivative works based upon, the Wasatch Products.

                  (b) TRO will not delete or in any manner alter the Intellectual Property Rights notices of Wasatch and its suppliers, if any, appearing on the Wasatch Products as delivered to TRO. As a condition of the license rights granted to TRO in this Agreement, TRO shall reproduce all copyright and proprietary rights notices which appear on the Wasatch Products.

            10.2 TRO's Duties. TRO will use its best efforts to protect Wasatch's Intellectual Property Rights in the Wasatch Products and to prevent foreign piracy, and will promptly report to Wasatch any infringement or piracy of which TRO becomes aware.

            10.3 Third Party Infringement. Wasatch reserves the sole and exclusive right at its discretion to assert claims against third parties for infringement or misappropriation of its Intellectual Property Rights in the Wasatch Products.

            10.4  Trademarks.

                  (a) If any advertisement or other marketing material used by TRO makes any statement as to the technical features or capabilities of the Wasatch Products beyond the written information provided to TRO by Wasatch, TRO will first obtain the written approval of Wasatch prior to publishing such advertisement or material.

                  (b) Subject to the terms and conditions of this Agreement, Wasatch grants to TRO a non-exclusive, non-transferable license for the term of this Agreement to use Wasatch's trademarks, trade names and service marks (the "Trademarks") in TRO's marketing of the Bundled Products, provided that such use is in accordance with Wasatch's trademark usage guidelines then in effect. Such use must attribute ownership of the Trademarks to Wasatch and all use of the Trademarks by TRO shall inure to the benefit of Wasatch. Nothing in this Agreement grants TRO ownership or any other rights in or to use the Trademarks, except in accordance with this license. The rights granted to TRO in this license will automatically terminate upon any termination or expiration of this Agreement. Upon such termination or expiration, TRO will no longer make use of any of the Trademarks. Wasatch will have the exclusive right to own, use, hold, apply for registration for, and register the Trademarks during the term of, and after the expiration or termination of, this Agreement; TRO will neither take nor authorize any activity inconsistent with Wasatch's exclusive rights to the Trademarks.

      11.   WARRANTY.

            11.1 Limited Warranty. Wasatch warrants to TRO that during the ninety (90) days following delivery of the Wasatch Products to TRO the storage media containing the Wasatch Products will be free from defects in materials and workmanship. In the event the storage media fail to conform to such warranty, as TRO's sole and exclusive remedy for such failure Wasatch will, at its option and without charge to TRO, repair or replace the storage media, provided that the nonconforming item is returned to Wasatch within the 90-day warranty period.

            11.2 Disclaimer of Other Warranties.  THE WARRANTY CONTAINED IN THIS
SECTION 11 IS IN LIEU OF ALL OTHER WARRANTIES. WASATCH HEREBY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT.

      12.   INDEMNIFICATION.

            12.1 By TRO. TRO agrees to indemnify Wasatch for any third party claims against Wasatch for loss, damage, liability, or expense (including but not limited to reasonable attorneys' fees) arising out of any acts or omissions of TRO or any of its End Users in connection with their activities under this Agreement, including, without limitation, any claims of infringement or misappropriation of the Intellectual Property Rights or other proprietary rights of any third party arising out of or related to the Bundled Products to the extent that such claims are not covered under Section 12.2 below.

            12.2  By Wasatch.

                  (a)   Infringement Indemnity.

     (i) Wasatch will indemnify TRO against, and will defend or settle at Wasatch's own expense, any action or other proceeding brought against TRO to the extent that it is based on a claim that the use of the Wasatch Products as licensed in this Agreement infringes any U.S. copyright, or that the Wasatch Products incorporate any misappropriated trade secrets.

     (ii) Wasatch will pay any and all costs, damages, and expenses (including but not limited to reasonable attorneys' fees) awarded against TRO in any such action or proceeding attributable to any such claim.

     (iii) Wasatch will have no obligation under this section as to any action, proceeding, or claim unless: (A) Wasatch is notified within ten (10) days after TRO becomes aware of it; (B) Wasatch has sole control of its defense and settlement; and (C) TRO provides Wasatch with reasonable assistance in its defense and settlement.

                  (b) Injunctions. If TRO's use of any Wasatch Products under the terms of this Agreement is, or in Wasatch's opinion is likely to be, enjoined due to the type of infringement or misappropriation specified in subsection (a) above, then Wasatch may, at its sole option and expense, either:
(A) procure for TRO the right to continue using the Wasatch Products under the terms of this Agreement; or (B) replace or modify such Wasatch Product so that it is noninfringing and substantially equivalent in function to the enjoined Wasatch Products; or (C) if options (A) and (B) above cannot be accomplished despite the reasonable efforts of Wasatch, then Wasatch may both: (1) terminate TRO's rights and Wasatch's obligations under this Agreement with respect to the Wasatch Products, and (2) refund to TRO the License Fee less a reasonable royalty for TRO's use and distribution prior to such termination.

     (c)  Sole  Remedy.   THE  FOREGOING   ARE  WASATCH'S   SOLE  AND  EXCLUSIVE
OBLIGATIONS, AND TRO'S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS.

                  (d) Exclusions. Notwithstanding the foregoing, Wasatch will have no obligation under this Section 12.2 with respect to infringement or misappropriation arising from (i) modifications to the Wasatch Products that were not authorized by Wasatch, or (ii) the use of the Wasatch Products in combination with products not provided by Wasatch, to the extent that such infringement or misappropriation would not have resulted but for such modification or combination.

      13.   LIMITATIONS OF LIABILITY.

            13.1 Total Liability. WASATCH'S TOTAL LIABILITY TO TRO UNDER THIS AGREEMENT WILL BE LIMITED TO THE LICENSE FEE SPECIFIED ON EXHIBIT B AND RECEIVED FROM TRO HEREUNDER.

            13.2 Exclusion of Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, WHETHER OR NOT WASATCH HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND WHETHER OR NOT ANY REMEDY PROVIDED HEREUNDER FAILS OF ITS ESSENTIAL PURPOSE.

      14.   TERM AND TERMINATION.

            14.1 Term. The term of this Agreement will begin on the Effective Date and will continue until October 31, 1997 unless it is terminated earlier in accordance with the provisions hereof. This Agreement may be renewed for additional periods upon the mutual written agreement of the parties, although each party acknowledges that the other is not under any obligation to do so.

     14.2 Events of Termination. Either party will have the right to terminate this Agreement if:
                  (a) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice from the non-breaching party;

                  (b) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or

                  (c) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

            14.3  Effect of Termination.

                  (a) Except as specified in subsection (b) below, upon any termination or expiration of this Agreement, the licenses granted hereunder shall automatically terminate, and TRO will: (i) immediately cease all marketing, licensing and distribution of the Bundled Products containing the Wasatch Products, and ( ii) immediately return to Wasatch or (at Wasatch's request) destroy all copies of the Wasatch Products and other Confidential Information in its possession or control, and an officer of TRO will certify to Wasatch in writing that TRO has done so.

                  (b) Except in the event of a termination under Section 14.2(a) for TRO's breach, upon termination or expiration of this Agreement, TRO may fill valid purchase orders received prior to the date of such termination or expiration, provided that such orders are filled within ninety (90) days following such termination or expiration.

            14.4 No Damages for Termination. NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF ANY TERMINATION OR EXPIRATION OF THIS AGREEMENT. TRO WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF ANY JURISDICTION OR OTHERWISE, OTHER THAN AS EXPRESSLY PROVIDED IN THIS AGREEMENT. Neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by either party or for any other reason whatsoever based upon or growing out of any such termination or expiration.

            14.5 Non-Exclusive Remedy. The exercise by either party of any remedy under this Agreement will be without prejudice to any other remedies it may have under this Agreement or otherwise.

            14.6 Survival. The following sections shall survive any termination or expiration of this Agreement: Section 1 (Definitions), Section 6.5 (Acceleration on Termination), Section 9 (Confidentiality), Section 10 (Proprietary Rights), Section 12 (Indemnification), Section 13 (Limitations of Liability), Section 14.3 (Effect of Termination), Section 14.4 (No Damages for Termination), Section 14.6 (Survival), and Section 16 (General).

      15.   COMPLIANCE WITH LAW.

     15.1 Applicable Law. TRO agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

            15.2 Export Controls. This Agreement is subject to and conditioned upon compliance with the U.S. Export Administration Act and the applicable regulations thereunder (collectively, the "U.S. Export Laws"), as well as any other laws of the U.S. affecting the export of technology. TRO agrees to comply fully with the U.S. Export Laws and to provide Wasatch with such documentation, assurances and access to records as may be required to obtain licenses under the U.S. Export Laws. TRO certifies that neither the Bundled Products, the technical data relating to the Bundled Products, nor any direct product of the Bundled
Products: (a) are intended to be used for any purposes prohibited by the U.S. Export Laws, including but not limited to nuclear proliferation; nor (b) are intended to be shipped or exported either directly or indirectly into any country prohibited by the U.S. Export Laws.

      16.   GENERAL.

            16.1 Assignment. This Agreement will bind and inure to the benefit of each party's successors and permitted assigns. TRO may not assign its rights or delegate its duties under this Agreement without Wasatch's prior written consent. Wasatch may assign its rights and delegate its duties under this Agreement to any third party without TRO's consent and in its sole discretion. Any assignment or delegation in violation of this section will be null and void.

            16.2 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to, or application of, conflict of law principles.

            16.3 Severability. If any provision of this Agreement is found to be invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in full force and effect.

            16.4 Force Majeure. Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to causes beyond its reasonable control (each a "Force Majeure"), including, but not limited to, acts of God, war, riot, embargoes, acts of civil or military authorities, denial of or delays in processing of export license applications, fire, floods, earthquakes, accidents, strikes, or fuel crises, provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than sixty (60) days.

            16.5 Notices. All notices under this Agreement will be deemed given when (i) delivered personally, (ii) sent by confirmed facsimile transmission,
(iii) sent by certified or registered U.S. mail, or (iv) sent by nationally-recognized express courier, to the address shown below or as may otherwise be specified by either party to the other in accordance with this section.

            16.6 Independent Contractors. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other party or incur obligations on the other party's behalf without such party's prior written consent.

            16.7 Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights. To be enforceable, a waiver must be in writing and signed by the waiving party.

            16.8 Entire Agreement. This Agreement, together with the exhibits hereto, is the complete and exclusive agreement between the parties with respect to the subject matter hereof, and supersedes and replaces any and all prior agreements, negotiations, communications, and understandings (both written and oral) regarding such subject matter including, specifically, that certain letter of intent between the parties dated October 9, 1995. This Agreement may only be modified or amended by a written document executed by both parties.

            16.9 Publicity. Neither party may disclose the terms of this Agreement or issue any press release without the prior written consent of the other party.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.


                                       THE ROACH ORGANIZATION, INC. d.b.a.
WASATCH EDUCATION SYSTEMS              TRO LEARNING, INC.

By: /s/Barbara Morris                   By: /s/Sharon Fierro
Name:  Barbara Morris                   Name:  Sharon Fierro
Title: CEO                              Title: Sr. VP & CFO
Date:  4/10/96                          Date:  3/8/96

Address:                                Address:
5250 South 300 West                     4660 West 77th Street
Salt Lake City, UT  84107               Edina, MN  55435
Fax:  (801) 269-1509                    Fax:  (847) 781-7828

EXHIBITS
A   - Description of Wasatch Products
B   - Fee Schedule
C   - End User License Agreement

EXHIBIT A

DESCRIPTION OF WASATCH PRODUCTS


      1.    Projects for the Real World, Levels E-I, 20 units.

      2.    Basic Skills for the Real World, 8 units.

      3.    Job Skills, 3 units.

      4. Wasatch management system associated with the above, until TRO has provided replacement management system.

EXHIBIT B

FEE SCHEDULE

      1. Accounting Periods. For accounting purposes, the term of this Agreement will be separated into two periods; the first will commence on September 30, 1995 and end on October 31, 1996 (the "First Accounting Period"), and the second will commence on November 1, 1996 and end on October 31, 1997 (the "Second Accounting Period").

     2. License Fee. During the First Accounting Period, TRO shall pay to Wasatch a one-time licensing fee (the "License Fee") in the amount of Five Hundred and Fifty Thousand Dollars ($550,000) as follows:

     (a)___One Hundred Thousand Dollars ($100,000) shall be due and payable on or before November 1, 1995.

            (b)___Nine (9) payments of Fifty Thousand Dollars ($50,000) each shall be due and payable on the fifteenth of each month beginning on November 15, 1995 and ending July 15, 1996.

      3.    First Accounting Period Royalties.

            (a)___The License Fee shall entitle TRO to distribute the retail equivalent (using the imputed pricing structure attached hereto as Schedule B-1) of One Million Five Hundred Thousand Dollars ($1,500,000) of the Bundled Products during the First Accounting Period without payment of Royalties to Wasatch.

            (b)___Sales during the First Accounting Period over and above the $1,500,000 limit will be subject to a Royalty in the amount of fifty percent (50%) of the imputed retail price (as set forth on Schedule B-1) of all Bundled Products distributed by TRO.

            (c)___If during the final month of the First Accounting Period, TRO is unable to ship all of the valid purchase orders it has received from its customers, TRO may carryover these orders and these orders only into the Second Accounting Period and still credit such backlog orders to the First Accounting Period.

      4. Second Accounting Period Royalties. For the Second Accounting Period, TRO shall pay Royalties to Wasatch in the amount of fifty percent (50%) of the imputed retail price (as set forth on Schedule B-1) of all Bundled Products distributed by TRO. Such Royalties shall be payable whether or not TRO has distributed the retail equivalent of $1,500,000 of the Bundled Products during the First Accounting Period, except as provided in Paragraph 3(c) above.

      5.    Minimum Royalty Revenue.

            (a)___TRO guarantees a minimum royalty revenue to Wasatch in the amount of Eight Hundred Thousand Dollars ($800,000) for the period beginning November 1, 1996 through June 30, 1997 (the "Minimum Royalty"). The Minimum Royalty is the equivalent of the imputed retail price (as set forth on Schedule B-1) of One Million Six Hundred Thousand Dollars ($1,6000,000) of the Bundled Products.

            (b)___If on June 30, 1997, TRO has not sold sufficient Bundled Products to pay Wasatch the Minimum Royalty, TRO will owe to Wasatch the difference between the royalties paid and the Minimum Royalty. The balance required to make up the Minimum Royalty shall be due and payable by July 15, 1997.

            (c)___TRO will have until the end of the Second Accounting Period to sell Bundled Products and credit Royalties from such sales to any balance paid by TRO pursuant to Paragraph 5(b) above.

            (d)___If, during the final month of this Agreement, TRO is unable to ship all of the valid purchase orders received from its customers, TRO may carryover these orders, and these orders only, into TRO's next fiscal year and still credit these backlog orders to the Minimum Royalty. TRO shall promptly provide Wasatch with a detailed written report of all such backlog orders.

SCHEDULE B-1

Volume Pricing, 100+ Workstations, Multi Building License

A Multi Building License is a single purchase volume discount for single and multi building licenses. It only applies for purchases of 100 workstations or larger, in increments of 50 workstations over 100, and only for a single school district purchase. For purposes of calculating Royalties due to Wasatch, the imputed retail price for each Wasatch Product licensed pursuant to the Multi Building License model is equal to the imputed retail price calculated under the Agreement for the applicable number of workstations (in increments of 50) plus an additional 33% of the total imputed retail price (the "MBL Imputed Price").

TRO and Wasatch agree that this pricing is for a single school district purchase and does not apply to other purchasing entities such as a state entity purchasing for multiple sites across the state or a national organization purchasing for multiple sites across the country. The parties also agree that for quotes over 500 workstations either TRO must use the agreed to MBL Imputed Price or Wasatch must approve a non-standard imputed retail price quote.

No credits are allowed for previous purchases.

Pricing is as depicted for quantity breaks, no incremental breaks are permitted.

# of workstations MBL Imputed Price = Imputed retail price per product per # of workstations (as set forth below) + 33% premium

100                           # of workstations - 100
101-150                       # of workstations - 150
151-200                       # of workstations - 200
201-250                       # of workstations - 250
251-300                       # of workstations - 300
301-350                       # of workstations - 350
351-400                       # of workstations - 400
401-450                       # of workstations - 450
451-500                       # of workstations - 500

EXHIBIT C

END USER LICENSE AGREEMENT

Software User License

End User Warranty and License Agreement for Wasatch Education Systems Software

BY OPENING THIS PACKAGE YOU ACCEPT ALL THE TERMS AND CONDITIONS OF THIS AGREEMENT. IF YOU DO NOT AGREE WITH THESE TERMS AND CONDITIONS, RETURN THE UNUSED SOFTWARE AND ALL ACCOMPANYING ITEMS TO THE PLACE WHERE YOU OBTAINED THEM.

1. License. In this Agreement "Licensed Software" means the demonstration software programmed and any other software program contained on this disc for which you have paid the applicable fee. You may use the Licensed Software on a single central processing unit. You may not use the Licensed Software on a system accessible to multiple users unless your disc has "Network Version" clearly labeled on it and you have paid the Networked license fee. Wasatch Education Systems retains all rights, title, and ownership to the Licensed Software.

2. Restrictions. You may not distribute, or transfer the Licensed Software or the Documentation to others. You may not reverse engineer, decompile, disassemble, modify, adapt, translate, or create derivative works based on the Licensed Software or documentation without the prior written consent of Wasatch Education Systems. You may not copy the Licensed Software or documentation except to make a single copy of the Licensed Software for backup or archival purposes only.

     3. No Other Rights. Except as stated above, this Agreement does not grant you any rights to patent, copyrights, trade secrets, trademarks, or any other rights in respect to the Licensed Software.

     4. Termination. The license is effective until terminated. Wasatch Education Systems has the right to terminate your licensee immediately if you fail to comply with any terms of this Agreement. Upon such termination you must destroy the original and any copies of the Licensed Software.

5. Limited Warranty. Wasatch Education Systems guarantees any of its products free from defect or damage for thirty calendar days from date of shipment. Wasatch Education Systems will replace any CDs, diskettes, books, or manuals within thirty calendar days of shipment at no cost, as long as the defective or damaged materials are sent by to Wasatch Education Systems by regristrared mail. After thirty calendar days from original shipment, Wasatch Education Systems will replace lost, stolen, defective, or damaged CDs for $100 per CD title, diskettes for $20 per diskette.

6. Warranty Disclaimer. THE LICENSED SOFTWARE IS PROVIDED "AS IS". THE COMPANY DOES NOT WARRANT THAT THE LICENSED SOFTWARE WILL MEET YOUR REQUIREMENTS OR THAT THE OPERATION OF THE LICENSED SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE. THE COMPANY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE IMPLIED WARRANTIES OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE COMPANY DOES NOT WARRANT, GUARANTEE OR MAKE ANY REPRESENTATION REGARDING THE USE OR THE RESULTS OF THE USE OF THE SOFTWARE IN TERMS OF ITS CORRECTNESS, ACCURACY, RELIABILITY, CURRENTNESS, OR OTHERWISE. IN NO EVENT SHALL WASATCH EDUCATION SYSTEMS OR ITS EMPLOYEES, AGENTS, SUPPLIERS OR CONTRACTORS BE LIABLE FOR ANY INCIDENTAL, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE LICENSE GRANTED UNDER THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, LOSS OF USE, LOSS OF DATA, LOSS OF INCOME OR PROFIT, OR OTHER LOSSES SUSTAINED AS A RESULT OF INJURY TO ANY PERSON, OR LOSS OF OR DAMAGE TO THE PROPERTY, OR CLAIMS OF THIRD PARTIES, EVEN IF THE COMPANY OR AN AUTHORIZED REPRESENTATIVE HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. WASATCH EDUCATION SYSTEMS DOES NOT GUARANTEE THAT OUR SOFTWARE WILL OPERATE ON YOUR PARTICULAR HARDWARE PLATFORM OR NETWORKED SYSTEM. WASATCH EDUCATION SYSTEMS WILL NOT REIMBURSE YOU FOR SOFTWARE PURCHASED FOR THE WRONG TYPE OF HARDWARE CONFIGURATION. MAKE SURE YOUR PARTICULAR SYSTEM MEETS OUR
MINIMUM  HARDWARE  REQUIREMENTS.  THE  WARRANTIES  IN THIS  AGREEMENT  GIVE  YOU
SPECIFIC LEGAL RIGHTS, AND YOU MAY ALSO HAVE OTHER RIGHTS WHICH VARY IN ACCORDANCE WITH LOCAL LAW.

7. General. You acknowledge that you have read this agreement, understand it and agree to be bound by its terms and conditions. You also agree that this agreement is the complete and exclusive statement of the agreement between you and Wasatch Education Systems and supersedes all proposals or prior agreements, oral or written, and any other communications between you and Wasatch Education Systems or any representative of Wasatch Education Systems relating to the subject matter of this agreement.